UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On January 16, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

Item 1: On January 25, 2009, the following news story ran in the Cincinnati Enquirer:

January 25, 2009

LCA-Vision managers try to hold off takeover

Executives get blame, but economy a factor

By John Eckberg
jeckberg@enquirer.com

By June 2008, Alan Buckey, then the executive vice president of finance and chief financial officer of LCA-Vision, had seen enough. The company, a pioneer in the use of lasers to correct vision, had lost market share, was performing fewer procedures and imposed multiple rounds of layoffs.

Management blamed the economy for the slide. Then a “no confidence” letter came from 40 physicians, more than 90 percent of the company’s medical staff. So when asked by the board to pick a side, Buckey picked the doctors.

“I knew I couldn’t stay any longer after going on record against my boss,” Buckey recalled in a recent interview. On that June day, as Buckey walked past the huge violet eye that stares west down Montgomery Road from the company’s Kenwood headquarters to his car, he suspected that conditions at the company founded by his former boss, Dr. Stephen N. Joffe, would go from bad to worse.

But Buckey was not done with LCA-Vision, which has 77 LasikPlus Centers in 33 states. He, Joffe and Joffe’s son, Craig, now are in the midst of a hostile takeover and doing it under the guise of the LCA-Vision Full Value Committee. They hope to unseat the company’s existing board and seat a new board by this spring.

On the other side, the board and executive team have closed the door to the return of the Joffes. The board and executives declined to talk about the situation for this story.

Late Friday, the company did file a document with the Securities and Exchange Commission detailing six reasons why it opposes the Full Value Committee’s bid.

The objections included the company’s belief that the group “is acting out of self-interest, rather than the best interest of the shareholders.” Another reason was that the committee “has not laid out a clear plan on how he (Stephen Joffe) will do things differently, excepting that he will replace management and board members with individuals of his group’s choosing, many of whom were removed from their posts at the company prior.”

On Nov. 5, the same day that the Joffes and Buckey announced their joint efforts, another group of investors led by Eduardo Baviera Sabater of Madrid and the Inversiones Telesan Investment Ballo Holding BV of the Netherlands - one of the largest vision-correction companies in Europe - took a 765,000 share stake in LCA-Vision, according to SEC documents.

“Together it’s an attempt at a hostile takeover,” said medical technology analyst Anthony Petrone of the Maxim Group in New York City. Petrone says the two groups of outsiders control 18 percent of LCA-Vision’s outstanding shares.

The insurgents, who say they are not working together, see mismanagement as the root of the company’s problems. “No ‘smokescreen’ can conceal the plain truth about the company’s disastrous performance,” reads a recent SEC filing from the foreign investors’ group. “(It) is primarily attributable to a lack of strategic direction, poor decision-making and poor executive by the board and management team.”

Yet independent experts say LCA’s management cannot be totally blamed for the company’s slump in performance. Nor is the company without significant revenues. From January 2006 through December 2007, sales went from $238.93 million to $292.63 million - a 23 percent jump. And as recently as March 2007, the company delivered a quarterly profit of nearly $7 million.

LCA-Vision, which is due to report its fourth quarter earnings on Feb. 9, has seen profits turn into losses in 2008 as a recession that began in December 2007 deepened.

“Whenever we’re in a recession or a down financial cycle, problems in some industries quickly arise,” said Stephen Moehrle, associate professor of accounting at the University of Missouri in St. Louis. “This is a classic example.”

Clearly the recession took a bite from the company’s revenues in 2007-08. Affluent Americans weary of wearing glasses - the sweet-spot demographic for the company - increasingly decided that after the stock market cratered in 2008, maybe glasses or contact lenses were not such a bad idea after all.

“There has to be concerns that Lasik procedures may be more adversely affected by the current economic downturn than other forms of eye-care,” said George Van Horn, senior analyst at IBISWorld, a research and consulting company in Los Angeles. “It is truly an elective procedure and not normally covered by insurance.”

Van Horn said that during the last economic downturn from 2001 through 2002, laser refractive surgeries declined for three years in a row at annual rates ranging from 5 percent to 10 percent a year.

Surgeries at LCA-Vision cost about $3,600 per person, depending upon the procedure, and in the recession, that was just too much to pay for too many people.

Multiple problems

The company faced challenges on all fronts at the time Buckey departed.

Already the share price had tanked - dropping from $40.70 after Joffe’s departure in 2006 to $4.77 in June 2008, as $752.21 million in market capitalization disappeared in just over two years. That was $27 million in value lost every month - more than $1.3 million lost every business day.

Other problems:

LCA-Vision doctors were doing 25 percent fewer procedures than the previous year - a decline that was more than double the 11 percent swoon faced by peer groups, Buckey claims.

Same-store revenues compared to the previous year, another measure of fiscal health, lagged by a crippling 21 percent.

To stem the share price decline in 2007, the board spent about $43.97 million to purchase 1.6 million shares at an average price of $27.53 a share in the second half of the year. Today those shares are under water, an investment worth about $7 million, assuming shares valued at $4.41. The company purchased no shares in the first half of 2008.

By mid-May last year, the company had slashed its dividend from 18 cents a share to six cents a share and then to zero. The paring of the dividend was only one sign of hard times at LCA-Vision. Within months, the company’s marketing staff would be slashed, advertising reined in and full-time jobs would give way to part time.

Late last year, the board approved a poison pill to thwart a takeover by flooding the company with cheap shares should a takeover group exceed 20 percent ownership, thereby making it too costly for dissidents to gain control.

‘The final bullet’

The fight has moved to its final stages as the Joffes now have about three months to seat their board.

Whatever the result, it will take time and great effort for LCA-Vision to find its footing again, said Peter S. Sealey, a management expert and professor of marketing at the Peter Drucker School at Claremont Graduate University in Claremont, Calif.

“A proxy fight is the ultimate form of democracy on the corporate level. But it is also the corporate version of impeachment - the final bullet you can fire - and real damage is usually done to the brand,” Sealey said.

Additional Facts
What’s next

LCA-Vision is expected to release its fourth-quarter financial results on Feb. 11. The company has posted losses totaling more than $4 million in the two previous quarters.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On January 16, 2009, The LCA-Vision Full Value Committee made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888) 750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

For The LCA-Vision Full Value Committee
and Stephen N. Joffe
Lisa Blaker, 513-600-1867